--------------------------
                                                              OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response......11
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 1)*

                                 ValiCert, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    91915Q105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 24 Pages

CUSIP No. 91915Q105                                           Page 2 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      U.S. Venture Partners V, L.P. ("USVP V")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,805,617 shares,  except that Presidio Management Group
                        V, L.L.C.  ("PMG V"), the general partner of USVP V, may
                        be deemed to have sole voting power with respect to such
                        shares,  and  Irwin  Federman  ("Federman"),  Steven  M.
                        Krausz  ("Krausz"),  Stuart  G.  Phillips  ("Phillips"),
                        Jonathan   D.  Root   ("Root  ")  and  Philip  M.  Young
                        ("Young"),  the managing members of PMG V, may be deemed
                        to have a  shared  voting  power  with  respect  to such
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,805,617  shares,  except PMG V, the general partner of
    WITH                USVP V, may be  deemed to have  sole  dispositive  power
                        with  respect  to such  shares,  and  Federman,  Krausz,
                        Phillips, Root and Young, the managing members of PMG V,
                        may be deemed to have a shared  dispositive  power  with
                        respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,805,617
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91915Q105                                           Page 3 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      USVP V International, L.P. ("V Int'l")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        100,313  shares,  except that PMG V, the general partner
                        of V Int'l, may be deemed to have sole voting power with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the  managing  members of PMG V, may be
                        deemed to have shared  voting power with respect to such
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               100,313  shares,  except that PMG V, the general partner
    WITH                of V Int'l, may be deemed to have sole dispositive power
                        with  respect  to such  shares,  and  Federman,  Krausz,
                        Phillips, Root and Young, the managing members of PMG V,
                        may be  deemed to have  shared  dispositive  power  with
                        respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      100,313
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91915Q105                                           Page 4 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      USVP V Entrepreneur Partners, L.P. ("EP V")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        44,136 shares, except that PMG V, the general partner of
                        EP V, may be  deemed  to have  sole  voting  power  with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the  managing  members of PMG V, may be
                        deemed to have shared  voting power with respect to such
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               44,136 shares, except that PMG V, the general partner of
    WITH                EP V, may be deemed to have sole dispositive  power with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the  managing  members of PMG V, may be
                        deemed to have shared  dispositive power with respect to
                        such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      44,136
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91915Q105                                           Page 5 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      2180 Associates Fund V, L.P. ("2180 V")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        56,172 shares, except that PMG V, the general partner of
                        2180 V, may be  deemed to have sole  voting  power  with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the  managing  members of PMG V, may be
                        deemed to have shared  voting power with respect to such
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               56,172 shares, except that PMG V, the general partner of
    WITH                2180 V, may be  deemed to have  sole  dispositive  power
                        with  respect  to such  shares,  and  Federman,  Krausz,
                        Phillips, Root and Young, the managing members of PMG V,
                        may be  deemed to have  shared  dispositive  power  with
                        respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      56,172
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91915Q105                                           Page 6 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Presidio Management Group V, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,006,238  shares, of which 1,805,617 are directly owned
                        by USVP V, 100,313 are directly owned by V Int'l, 44,136
                        are directly owned by EP V and 56,172 are directly owned
                        by 2180 V.  PMG V is the  general  partner  of USVP V, V
                        Int'l,  EP V and 2180 V and may be  deemed  to have sole
                        voting power with respect to such shares,  and Federman,
                        Krausz,  Phillips,  Root and Young, the managing members
                        of PMG V, may be deemed to have shared voting power with
                        respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,006,238  shares, of which 1,805,617 are directly owned
    WITH                by USVP V, 100,313 are directly owned by V Int'l, 44,136
                        are directly owned by EP V and 56,172 are directly owned
                        by 2180 V.  PMG V is the  general  partner  of USVP V, V
                        Int'l,  EP V and 2180 V and may be  deemed  to have sole
                        dispositive  power  with  respect  to such  shares,  and
                        Federman, Krausz, Phillips, Root and Young, the managing
                        members  of  PMG  V,  may  be  deemed  to  have   shared
                        dispositive power with respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,006,238
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91915Q105                                           Page 7 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      U.S. Venture Partners VI, L.P. ("USVP VI")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        117,744 shares,  except that Presidio  Management  Group
                        VI, L.L.C.  ("PMG VI"), the general  partner of USVP VI,
                        may be deemed to have sole voting  power with respect to
                        such shares, and Federman , Krausz,  Phillips,  Root and
                        Young,  the managing members of PMG VI, may be deemed to
                        have a shared voting power with respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               117,744  shares,  except PMG VI, the general  partner of
    WITH                USVP VI,  may be deemed to have sole  dispositive  power
                        with  respect  to such  shares,  and  Federman,  Krausz,
                        Phillips,  Root and Young,  the managing  members of PMG
                        VI,  may be  deemed to have a shared  dispositive  power
                        with respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      117,744
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91915Q105                                           Page 8 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      USVP VI Affiliates Fund, L.P. ("Affiliates VI")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        5,405 shares, except that PMG VI, the general partner of
                        Affiliates  VI, may be deemed to have sole voting  power
                        with  respect  to such  shares,  and  Federman,  Krausz,
                        Phillips,  Root and Young,  the managing  members of PMG
                        VI,  may be deemed to have a shared  voting  power  with
                        respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               5,405  shares,  except  PMG VI, the  general  partner of
    WITH                Affiliates  VI,  may be deemed to have sole  dispositive
                        power with respect to such shares, and Federman, Krausz,
                        Phillips,  Root and Young,  the managing  members of PMG
                        VI,  may be  deemed to have a shared  dispositive  power
                        with respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,405
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91915Q105                                           Page 9 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      USVP VI Entrepreneur Partners, L.P. ("EP VI")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        3,475 shares, except that PMG VI, the general partner of
                        EP VI,  may be  deemed to have sole  voting  power  with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the managing  members of PMG VI, may be
                        deemed to have a shared  voting  power  with  respect to
                        such shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               3,475 shares,  except PMG VI, the general  partner of EP
    WITH                VI,  may be deemed to have sole  dispositive  power with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the managing  members of PMG VI, may be
                        deemed to have a shared  dispositive  power with respect
                        to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,475
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91915Q105                                          Page 10 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      2180 Associates Fund VI, L.P. ("2180 VI")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,059 shares, except that PMG VI, the general partner of
                        2180 VI,  may be deemed to have sole  voting  power with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the managing  members of PMG VI, may be
                        deemed to have a shared  voting  power  with  respect to
                        such shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,059 shares, except PMG VI, the general partner of 2180
    WITH                VI,  may be deemed to have sole  dispositive  power with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the managing  members of PMG VI, may be
                        deemed to have a shared  dispositive  power with respect
                        to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,059
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91915Q105                                          Page 11 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Presidio Management Group VI, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        128,683  shares,  of which 117,744 are directly owned by
                        USVP VI, 5,405 shares are directly  owned by  Affiliates
                        VI, 3,475  shares are directly  owned by EP VI and 2,059
                        shares  are  directly  owned by 2180  VI.  PMG VI is the
                        general partner of USVP V, Affiliates VI, EP VI and 2180
                        VI and may be  deemed  to have sole  voting  power  with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the managing  members of PMG VI, may be
                        deemed to have shared  voting power with respect to such
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               128,683  shares,  of which 117,744 are directly owned by
    WITH                USVP VI, 5,405 shares are directly  owned by  Affiliates
                        VI, 3,475  shares are directly  owned by EP VI and 2,059
                        shares  are  directly  owned by 2180  VI.  PMG VI is the
                        general  partner  of USVP VI,  Affiliates  VI, EP VI and
                        2180 VI and may be deemed to have sole dispositive power
                        with  respect  to such  shares,  and  Federman,  Krausz,
                        Phillips,  Root and Young,  the managing  members of PMG
                        VI, may be deemed to have shared  dispositive power with
                        respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      128,683
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91915Q105                                          Page 12 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Irwin Federman
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,134,921  shares, of which 1,805,617 are directly owned
  OWNED BY              by USVP V, 100,313 are directly owned by V Int'l, 44,136
    EACH                are directly owned by EP V, 56,172 are directly owned by
  REPORTING             2180 V, 117,744 are directly owned by USVP VI, 5,405 are
   PERSON               directly  owned by  Affiliates  VI,  3,475 are  directly
    WITH                owned by EP VI and 2,059 are directly  owned by 2180 VI.
                        Federman  is a  managing  member  of PMG V, the  general
                        partner  of USVP V, V  Int'l,  EP V and 2180 V; and is a
                        managing  member of PMG VI, the general  partner of USVP
                        VI,  Affiliates VI, EP VI and 2180 VI, and may be deemed
                        to have shared voting power with respect to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,134,921 shares, of which 1,805,617 are directly owned by USVP V, 100,313 are directly owned by V Int'l, 44,136 are directly owned by EP V, 56,172 are directly owned by 2180 V, 117,744 are directly owned by USVP VI, 5,405 are directly owned by Affiliates VI, 3,475 are directly owned by EP VI and 2,059 are directly owned by 2180 VI. Federman is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V; and is a managing member of PMG VI, the general partner of USVP VI, Affiliates VI, EP VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,134,921
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91915Q105                                          Page 13 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Steven M. Krausz
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,134,921  shares, of which 1,805,617 are directly owned
  OWNED BY              by USVP V, 100,313 are directly owned by V Int'l, 44,136
    EACH                are directly owned by EP V, 56,172 are directly owned by
  REPORTING             2180 V, 117,744 are directly owned by USVP VI, 5,405 are
   PERSON               directly  owned by  Affiliates  VI,  3,475 are  directly
    WITH                owned by EP VI and 2,059 are directly  owned by 2180 VI.
                        Krausz  is a  managing  member  of  PMG V,  the  general
                        partner  of USVP V, V  Int'l,  EP V and 2180 V; and is a
                        managing  member of PMG VI, the general  partner of USVP
                        VI,  Affiliates VI, EP VI and 2180 VI, and may be deemed
                        to have shared voting power with respect to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,134,921 shares, of which 1,805,617 are directly owned by USVP V, 100,313 are directly owned by V Int'l, 44,136 are directly owned by EP V, 56,172 are directly owned by 2180 V, 117,744 are directly owned by USVP VI, 5,405 are directly owned by Affiliates VI, 3,475 are directly owned by EP VI and 2,059 are directly owned by 2180 VI. Krausz is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V; and is a managing member of PMG VI, the general partner of USVP VI, Affiliates VI, EP VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,134,921
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91915Q105                                          Page 14 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Stuart G. Phillips
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,134,921  shares, of which 1,805,617 are directly owned
  OWNED BY              by USVP V, 100,313 are directly owned by V Int'l, 44,136
    EACH                are directly owned by EP V, 56,172 are directly owned by
  REPORTING             2180 V, 117,744 are directly owned by USVP VI, 5,405 are
   PERSON               directly  owned by  Affiliates  VI,  3,475 are  directly
    WITH                owned by EP VI and 2,059 are directly  owned by 2180 VI.
                        Phillips  is a  managing  member  of PMG V, the  general
                        partner  of USVP V, V  Int'l,  EP V and 2180 V; and is a
                        managing  member of PMG VI, the general  partner of USVP
                        VI,  Affiliates VI, EP VI and 2180 VI, and may be deemed
                        to have shared voting power with respect to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,134,921 shares, of which 1,805,617 are directly owned by USVP V, 100,313 are directly owned by V Int'l, 44,136 are directly owned by EP V, 56,172 are directly owned by 2180 V, 117,744 are directly owned by USVP VI, 5,405 are directly owned by Affiliates VI, 3,475 are directly owned by EP VI and 2,059 are directly owned by 2180 VI. Phillips is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V; and is a managing member of PMG VI, the general partner of USVP VI, Affiliates VI, EP VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,134,921
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91915Q105                                          Page 15 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jonathan D. Root
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,134,921  shares, of which 1,805,617 are directly owned
  OWNED BY              by USVP V, 100,313 are directly owned by V Int'l, 44,136
    EACH                are directly owned by EP V, 56,172 are directly owned by
  REPORTING             2180 V, 117,744 are directly owned by USVP VI, 5,405 are
   PERSON               directly  owned by  Affiliates  VI,  3,475 are  directly
    WITH                owned by EP VI and 2,059 are directly  owned by 2180 VI.
                        Root is a managing  member of PMG V, the general partner
                        of USVP V, V Int'l,  EP V and 2180 V; and is a  managing
                        member  of PMG VI,  the  general  partner  of  USVP  VI,
                        Affiliates  VI, EP VI and 2180 VI,  and may be deemed to
                        have shared voting power with respect to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,134,921 shares, of which 1,805,617 are directly owned by USVP V, 100,313 are directly owned by V Int'l, 44,136 are directly owned by EP V, 56,172 are directly owned by 2180 V, 117,744 are directly owned by USVP VI, 5,405 are directly owned by Affiliates VI, 3,475 are directly owned by EP VI and 2,059 are directly owned by 2180 VI. Root is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V; and is a managing member of PMG VI, the general partner of USVP VI, Affiliates VI, EP VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,134,921
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 91915Q105                                          Page 16 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Philip M. Young
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
 BENEFICIALLY           2,134,921  shares, of which 1,805,617 are directly owned
  OWNED BY              by USVP V, 100,313 are directly owned by V Int'l, 44,136
    EACH                are directly owned by EP V, 56,172 are directly owned by
  REPORTING             2180 V, 117,744 are directly owned by USVP VI, 5,405 are
   PERSON               directly  owned by  Affiliates  VI,  3,475 are  directly
    WITH                owned by EP VI and 2,059 are directly  owned by 2180 VI.
                        Young is a managing member of PMG V, the general partner
                        of USVP V, V Int'l,  EP V and 2180 V; and is a  managing
                        member  of PMG VI,  the  general  partner  of  USVP  VI,
                        Affiliates  VI, EP VI and 2180 VI,  and may be deemed to
                        have shared voting power with respect to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,134,921 shares, of which 1,805,617 are directly owned by USVP V, 100,313 are directly owned by V Int'l, 44,136 are directly owned by EP V, 56,172 are directly owned by 2180 V, 117,744 are directly owned by USVP VI, 5,405 are directly owned by Affiliates VI, 3,475 are directly owned by EP VI and 2,059 are directly owned by 2180 VI. Young is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V; and is a managing member of PMG VI, the general partner of USVP VI, Affiliates VI, EP VI and 2180 VI, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,134,921
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

         This statement amends the statement on Schedule 13G filed by U.S. Venture Partners V, L.P., USVP V International, L.P., USVP V Entrepreneur Partners, L.P., 2180 Associates Fund V, L.P., Presidio Management Group V, L.L.C., Irwin Federman, Steven M. Krausz, Stuart G. Phillips, Jonathan D. Root and Philip M. Young. The foregoing entities and individuals and U.S. Venture Partners VI, L.P., USVP VI Affiliates Fund, L.P., USVP VI Entrepreneur Partners, L.P., 2180 Associates Fund VI, L.P. and Presidio Management Group VI, L.L.C. are collectively referred to as the "Reporting Persons."


ITEM 4.  OWNERSHIP:

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2002:

                  (a)      Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

                  (b)      Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2003


U.S. Venture Partners V, L.P.                      /s/ Michael Maher
By Presidio Management Group V, L.L.C.             -----------------------------
Its General Partner                                Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


USVP V International, L.P.                         /s/ Michael Maher
By Presidio Management Group V, L.L.C.             -----------------------------
Its General Partner                                Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


USVP V Entrepreneur Partners, L.P.                 /s/ Michael Maher
By Presidio Management Group V, L.L.C.             -----------------------------
Its General Partner                                Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


2180 Associates Fund V, L.P.                       /s/ Michael Maher
By Presidio Management Group V, L.L.C.             -----------------------------
Its General Partner                                Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


By Presidio Management Group V, L.L.C.             /s/ Michael Maher
A Delaware Limited Liability Company               -----------------------------
                                                   Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact

U.S. Venture Partners VI, L.P.                     /s/ Michael Maher
By Presidio Management Group VI, L.L.C.            -----------------------------
Its General Partner                                Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


USVP VI Affiliates Fund, L.P.                      /s/ Michael Maher
By Presidio Management Group VI, L.L.C.            -----------------------------
Its General Partner                                Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


USVP VI Entrepreneur Partners, L.P.                /s/ Michael Maher
By Presidio Management Group VI, L.L.C.            -----------------------------
Its General Partner                                Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


2180 Associates Fund VI, L.P.                      /s/ Michael Maher
By Presidio Management Group VI, L.L.C.            -----------------------------
Its General Partner                                Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


By Presidio Management Group VI, L.L.C.            /s/ Michael Maher
A Delaware Limited Liability Company               -----------------------------
                                                   Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact

Irwin Federman                                     /s/ Michael Maher
                                                   -----------------------------
                                                   Michael Maher
                                                   Attorney-In-Fact


Steven M. Krausz                                   /s/ Michael Maher
                                                   -----------------------------
                                                   Michael Maher
                                                   Attorney-In-Fact


Stuart G. Phillips                                 /s/ Michael Maher
                                                   -----------------------------
                                                   Michael Maher
                                                   Attorney-In-Fact


Jonathan D. Root                                   /s/ Michael Maher
                                                   -----------------------------
                                                   Michael Maher
                                                   Attorney-In-Fact


Philip M. Young                                    /s/ Michael Maher
                                                   -----------------------------
                                                   Michael Maher
                                                   Attorney-In-Fact

                                  EXHIBIT INDEX

                                                                    Found on
                                                                  Sequentially
Exhibit                                                          Numbered Pages
-------                                                          --------------
Exhibit A: Agreement of Joint Filing                                   22


Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact           24

                                    EXHIBIT A

                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of ValiCert, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Dated:  February 11, 2003

U.S. Venture Partners V, L.P.                      /s/ Michael Maher
By Presidio Management Group V, L.L.C.             -----------------------------
Its General Partner                                Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


USVP V International, L.P.                         /s/ Michael Maher
By Presidio Management Group V, L.L.C.             -----------------------------
Its General Partner                                Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


USVP V Entrepreneur Partners, L.P.                 /s/ Michael Maher
By Presidio Management Group V, L.L.C.             -----------------------------
Its General Partner                                Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


2180 Associates Fund V, L.P.                       /s/ Michael Maher
By Presidio Management Group V, L.L.C.             -----------------------------
Its General Partner                                Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


By Presidio Management Group V, L.L.C.             /s/ Michael Maher
A Delaware Limited Liability Company               -----------------------------
                                                   Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


U.S. Venture Partners VI, L.P.                     /s/ Michael Maher
By Presidio Management Group VI, L.L.C.            -----------------------------
Its General Partner                                Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact

USVP VI Affiliates Fund, L.P.                      /s/ Michael Maher
By Presidio Management Group VI, L.L.C.            -----------------------------
Its General Partner                                Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


USVP VI Entrepreneur Partners, L.P.                /s/ Michael Maher
By Presidio Management Group VI, L.L.C.            -----------------------------
Its General Partner                                Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


2180 Associates Fund VI, L.P.                      /s/ Michael Maher
By Presidio Management Group VI, L.L.C.            -----------------------------
Its General Partner                                Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


By Presidio Management Group VI, L.L.C.            /s/ Michael Maher
A Delaware Limited Liability Company               -----------------------------
                                                   Signature
                                                   Michael Maher
                                                   Chief Financial Officer/
                                                   Attorney-In-Fact


Irwin Federman                                     /s/ Michael Maher
                                                   -----------------------------
                                                   Michael Maher
                                                   Attorney-In-Fact


Steven M. Krausz                                   /s/ Michael Maher
                                                   -----------------------------
                                                   Michael Maher
                                                   Attorney-In-Fact


Stuart G. Phillips                                 /s/ Michael Maher
                                                   -----------------------------
                                                   Michael Maher
                                                   Attorney-In-Fact


Jonathan D. Root                                   /s/ Michael Maher
                                                   -----------------------------
                                                   Michael Maher
                                                   Attorney-In-Fact


Philip M. Young                                    /s/ Michael Maher
                                                   -----------------------------
                                                   Michael Maher
                                                   Attorney-In-Fact

                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT

         Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.